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Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
Omnisource Corporation:

        We have audited the accompanying consolidated balance sheet of OmniSource Corporation and subsidiaries as of September 30, 2006, and the related consolidated statements of income, cash flows, and changes in stockholders' equity and common stock subject to redemption for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of OmniSource Corporation and subsidiaries as of September 30, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Indianapolis, Indiana
January 17, 2007

Report of Independent Auditors

The Board of Directors
OmniSource Corporation

        We have audited the accompanying consolidated balance sheet of OmniSource Corporation as of September 30, 2005, and the related consolidated statements of income, cash flows, and changes in stockholders' equity and common stock subject to redemption for each of the two years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OmniSource Corporation at September 30, 2005, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States.

December 23, 2005

OmniSource Corporation

Consolidated Balance Sheets

	September 30,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$12,753,087	$6,340,968
Notes receivable	906,728	1,144,226
Accounts receivable:
Trade—net	327,829,204	262,427,171
Affiliates	1,953,821	9,858,185
Inventories	117,913,291	71,715,834
Spare parts, supplies, and other	21,229,195	15,668,261

Total current assets	482,585,326	367,154,645
Investments	40,989,634	36,895,374
Notes receivable	472,916	398,534
Goodwill	57,730,755	35,101,260
Other assets	6,164,678	6,728,465
Property and equipment—net	143,200,583	127,677,210

	$731,143,892	$573,955,488

See accompanying notes to consolidated financial statements.

OmniSource Corporation

Consolidated Balance Sheets

	September 30,
	2006	2005
Liabilities and stockholders' equity
Current liabilities:
Accounts payable:
Trade	$191,092,352	$149,154,589
Affiliates	6,435,461	9,693,629
Payable to employees and affiliates	21,333,998	20,868,581
Accrued expenses:
Compensation and benefits	33,575,509	25,921,132
Other	19,275,182	13,054,607
Current portion of long-term debt	27,264,600	3,596,457

Total current liabilities	298,977,102	222,288,995
Noncurrent liabilities:
Long-term debt, less current portion	134,938,055	121,598,206
Other	2,964,128	2,998,340

Total noncurrent liabilities	137,902,183	124,596,546
Minority interest	7,285,900	—
Stockholders' equity:
Common stock, no par value in 2006 and $0.01 par value in 2005
Authorized—3,000,000 voting shares and 27,000,000 non voting shares in 2006 and 25,000,000 shares in 2005
Issued—271,743 voting shares and 2,445,687 non voting shares in 2006 and 19,972,227 shares in 2005	3,968,740	199,722
Additional paid-in capital	—	6,282,278
Retained earnings	283,009,967	231,577,633
Treasury stock—at cost—7,322,226 shares in 2005	—	(10,989,686)

Total stockholders' equity	286,978,707	227,069,947

	$731,143,892	$573,955,488

See accompanying notes to consolidated financial statements.

OmniSource Corporation

Consolidated Statements of Income

	Year Ended September 30,
	2006	2005	2004
Revenues	$2,254,765,138	$1,985,861,159	$1,802,633,880
Expenses:
Materials	1,907,346,335	1,707,606,429	1,509,538,939
Operating	154,711,257	135,995,104	124,608,756
Selling, general, and administrative	92,761,434	75,954,073	74,355,887
(Gain) loss on disposal of property and equipment	(12,035,885)	(890,707)	785,941

	2,142,783,141	1,918,664,899	1,709,289,523

Operating income	111,981,997	67,196,260	93,344,357
Other income (expenses):
Earnings from investments	17,806,940	16,282,514	8,083,914
Minority interest	(2,412,104)	—	—
Loss on disposition of investments	—	—	(54,871)
Unrealized gain on interest rate swap	—	674,095	949,476
Interest expense—net	(11,113,906)	(8,640,419)	(6,092,156)

	4,280,930	8,316,190	2,886,363

Income before income taxes	116,262,927	75,512,450	96,230,720
Provision for income taxes	7,010,000	840,000	626,734

Net income	$109,252,927	$74,672,450	$95,603,986

See accompanying notes to consolidated financial statements.

OmniSource Corporation

Consolidated Statements of Cash Flows

	Year Ended September 30,
	2006	2005	2004
Operating activities
Net income	$109,252,927	$74,672,450	$95,603,986
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	23,487,571	22,518,635	21,145,746
Amortization of debt issuance costs	430,608	427,172	255,619
Provision for losses on accounts and notes receivable	1,600,608	143,787	536,677
Earnings from investments	(17,806,940)	(16,282,514)	(8,083,914)
Cash distributions received from investments	10,849,361	12,697,228	2,238,040
(Gain) loss on disposal of property and equipment	(12,035,885)	(890,707)	785,941
Minority interest in net income of consolidated subsidiaries	2,412,104	—	—
Loss on sale of investments	—	—	54,871
Increase in cash value of life insurance—net	(141,664)	(148,708)	(157,590)
Changes in operating assets and liabilities:
Accounts receivable	(34,204,816)	1,906,659	(122,394,640)
Inventories	(41,101,053)	8,404,312	(28,749,892)
Other assets	(5,080,504)	(4,824,645)	(1,458,454)
Accounts payable	25,778,300	(8,266,241)	69,411,179
Accrued expenses and other noncurrent liabilities	12,264,787	(3,385,812)	19,166,094

Net cash provided by operating activities	75,705,404	86,971,616	48,353,663
Investing activities
Acquisitions—net of cash acquired	(44,170,590)	—	(22,800,513)
Purchases of land, buildings, and equipment	(25,023,940)	(47,312,714)	(30,293,724)
Proceeds from disposal of property and equipment	28,232,395	5,795,817	9,095,661
Purchases of investments	(1,437,800)	(648,215)	(22,388,307)
Payments received on notes receivable—net	163,117	760,235	726,881

Net cash used in investing activities	(42,236,818)	(41,404,877)	(65,660,002)
Financing activities
Net proceeds from (principal payments on) revolving line of credit	24,000,000	(12,000,000)	46,000,000
Proceeds from long term debt	—	—	1,445,918
Principal payments on long term debt	(4,213,409)	(1,249,577)	(107,315)
Net proceeds from payables to employee and affiliates	465,417	4,145,375	6,407,769
Change in checks not presented	2,035,692	11,116,644	(10,612,932)
Dividend payments to stockholders	(39,344,147)	(48,155,904)	(35,259,671)
Payments received on notes receivable from stockholders	—	—	12,987,179
Purchase of treasury stock	(10,000,020)	—	(2,700,000)

Net cash provided by (used in) financing activities	(27,056,467)	(46,143,462)	18,160,948

Increase in cash and cash equivalents	6,412,119	(576,723)	854,609
Cash and cash equivalents at beginning of year	6,340,968	6,917,691	6,063,082

Cash and cash equivalents at end of year	$12,753,087	$6,340,968	$6,917,691

Supplemental disclosures
Cash paid for interest	$11,386,787	$9,377,498	$6,807,862
Cash paid for income taxes	2,729,792	925,260	592,661

See accompanying notes to consolidated financial statements.

OmniSource Corporation
Consolidated Statement of Changes in Stockholders' Equity and Common Stock Subject to Redemption

	Stockholders' Equity
									Common Stock Subject to Redemption
	Common Stock					Treasury Stock
				Notes Receivable From Stockholders
	Shares Issued	Amount	Additional Paid-In Capital		Retained Earnings	Shares Held	Amount	Total Stockholders' Equity	Shares Issued	Amount
Balance at September 30, 2003	19,972,227	$198,623	$3,981,789	$(12,987,179)	$144,716,772	7,212,260	$(8,289,686)	$127,620,319	109,966	$2,301,588
Net income	—	—	—	—	95,603,986	—	—	95,603,986	—	—
Payments received on notes receivable from stockholders	—	—	—	12,987,179	—	—	—	12,987,179	—	—
Dividend payments to stockholders	—	—	—	—	(35,259,671)	—	—	(35,259,671)	—	—
Redemption of common stock	—	1,099	2,300,489	—	—	109,966	(2,700,000)	(398,412)	(109,966)	(2,301,588)

Balance at September 30, 2004	19,972,227	199,722	6,282,278	—	205,061,087	7,322,226	(10,989,686)	200,553,401	—	—
Net income	—	—	—	—	74,672,450	—	—	74,672,450	—	—
Dividend payments to stockholders	—	—	—	—	(48,155,904)	—	—	(48,155,904)	—	—

Balance at September 30, 2005	19,972,227	199,722	6,282,278	—	231,577,633	7,322,226	(10,989,686)	227,069,947	—	—
Net income	—	—	—	—	109,252,927	—	—	109,252,927	—	—
Dividend payments to stockholders	—	—	—	—	(39,344,147)	—	—	(39,344,147)	—	—
Purchase of treasury stock	—	—	—	—	—	421,586	(10,000,020)	(10,000,020)	—	—
Restructure common stock	(17,254,797)	3,769,018	(6,282,278)	—	(18,476,446)	(7,743,812)	20,989,706	—	—	—

Balance at September 30, 2006	2,717,430	$3,968,740	$—	$—	$283,009,967	—	$—	$286,978,707	—	$—

See accompanying notes to consolidated financial statements.

OMNISOURCE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2006, 2005 and 2004

(1)    Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of OmniSource Corporation and its wholly and majority owned or controlled subsidiaries (the Company). The equity interests in these majority owned or controlled subsidiaries owned by outside investors are reflected as minority interest in the consolidated financial statements. Intercompany accounts and transactions have been eliminated.

Company's Business

        The Company, headquartered in Fort Wayne, Indiana, is a leading collector, processor, and broker of scrap metal in North America. The Company operates over 30 scrap processing, collection, and scrap management facilities in the Midwest, brokerage offices in Indiana, Ohio, Georgia, Missouri, and Ontario, an aluminum smelting operation in Indiana, and has investments in various joint ventures and closely-held companies that process ferrous and non-ferrous scrap.

        In 2006 and 2005, no single customer comprised a significant amount of total revenues or accounts receivable. In 2004, sales to Steel Dynamics, Inc. comprised 20% of total revenues.

        Approximately 20% of the Company's workforce is subject to collective bargaining agreements. Of the workforce represented by the collective bargaining agreements, approximately 54% are working under contracts that expire prior to September 2007.

Revenue Recognition

        Sales of processed products are recognized when the products are shipped. Sales relating to brokerage operations are recognized upon the receipt of the materials by the customer.

Cash and Cash Equivalents

        Cash and cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Investments

        Investments in joint ventures and closely-held companies in which the Company's ownership is between 20% and 50%, and for which the Company does not have effective control, are carried on the equity basis. Investments in closely-held companies in which the Company does not exercise control and its ownership is less than 20% are carried at cost.

        In June 2004, the Company purchased a 50% ownership interest in Carolinas Recycling Group, LLC (CRG), a collector and processor of scrap metal headquartered in Spartanburg, South Carolina, for $20,781,250 in cash, which was funded through the Company's credit facility and $1,093,750 in notes payable due May 2005. At September 30, 2006 and 2005, the Company's investment in the joint venture was approximately $39,661,000 and $30,672,000, respectively.

        Beginning June 2007 through June 2009, the Company can require the partners holding the remaining 50% interest in CRG (the Partners), under certain limited defined circumstances, to sell their ownership interests to the Company at fair value, as defined. In 2009 and every other year thereafter, the Partners can, at their option, require the Company to purchase their ownership interest at fair value, as defined. In 2010 and every other year thereafter, the Company can require the Partners to sell their ownership interests to the Company at fair value, as defined. In addition, the Company and Partners may be required to make capital contributions, in proportion to their respective financial interests, in certain situations such as default under CRG's credit agreement and periods of negative cash flow, as defined.

        The following table represents summarized financial information of the Company's investments:

	September 30,
	2006	2005
Net income	$36,679,000	$36,476,000
Total assets	123,276,000	115,104,000
Total liabilities	75,503,000	69,926,000

Derivatives

        The Company uses commodity futures contracts and used an interest rate swap agreement to manage its exposure to commodities and interest rate fluctuations. The Company enters into commodity futures contracts to minimize risk of price fluctuations in connection with certain of its inventories and product sale and purchase commitments.

        The Company had an interest rate swap agreement in notional amount of $20 million, which converted variable rate Eurodollar obligations to fixed rate obligations with an effective interest rate of 5.77%. The swap matured in September 2005.

        The Company's commodity futures contracts and interest rate swap agreement do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and therefore are adjusted to fair value through income. In 2006, 2005, and 2004, the Company recorded unrealized net gains of $7,119,613, $2,456,877, and $1,235,035, respectively, in material expense related to commodity futures contracts. Also, in 2005, and 2004, the Company recorded an unrealized net gain of $674,095, and $949,476, respectively, in other income (expense) related to the interest rate swap.

Property and Equipment

        Property and equipment are recorded at cost and include interest on funds borrowed to finance construction. Provisions for depreciation are computed on the straight-line method over the estimated useful lives, ranging from 10 to 40 years for buildings and improvements and 3 to 15 years for equipment. Repairs and maintenance are expensed as incurred. Gains and losses on the disposal of property and equipment are included in selling, general, and administrative expenses.

Long Lived Assets

        Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less then the assets' carrying value. If impairment has occurred, an impairment loss would be recognized for the excess of the carrying value over the fair value of the assets, less any costs of disposal. Long-lived assets to be disposed of other than by sale are considered held and used until disposed.

Financial Instruments

        Financial instruments for which their carrying value approximates fair value consist of cash and cash equivalents, accounts and notes receivable, investments, accounts payable, and long-term debt. The Company included the fair value of commodity futures of $10,931,000 and $3,812,000 in other current assets at September 30, 2006 and 2005, respectively.

Goodwill and Other Intangibles

        Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with an indefinite life are not amortized, but instead are tested for impairment at least annually, or more often if events or circumstances, such as adverse changes in the business climate indicate that there may be impairment. Intangible assets that have finite useful lives are amortized over their useful lives, which range from 3 to 15 years. Based on the Company's review, no impairment charges have been recorded.

        The following table summarizes the activity in goodwill for the year ended September 30, 2006:

Goodwill at October 1, 2005	$35,101,260
Acquisitions	25,929,959
Dispositions	(3,300,464)

Goodwill at September 30, 2006	$57,730,755

        The gross carrying value of other intangibles, which are included in other assets, is $1,963,000 and $1,967,000 at September 30, 2006 and 2005, respectively. Other intangibles are stated net of accumulated amortization of $1,537,000 and $1,380,000 at September 30, 2006 and 2005, respectively. Amortization of intangible assets, which is included in selling, general, and administrative expenses, was $260,000, $188,000, and $190,000 for the years ended September 30, 2006, 2005, and 2004, respectively.

        Estimated amortization expense for the years ending September 30 is as follows:

2007	$221,000
2008	48,000
2009	23,000
2010	18,000
2011	18,000

Use of Estimates

        Preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in the 2005 and 2004 financial statements have been reclassified to conform with the 2006 presentation. These reclassifications had no effect on net income as previously reported.

(2)    Business Combinations

        In March 2006, the Company acquired certain assets and liabilities of a scrap operation in Indianapolis, Indiana. The assets purchased consisted primarily of heavy equipment, land, buildings, accounts receivable and inventory used in the business of recycling ferrous and non-ferrous metals. Results of operations of the acquisition are included in the Company's results of operations since the date of acquisition. In conjunction with the purchase of the scrap operation, the Company increased its equity investment in an existing joint venture with facilities located in Indianapolis and Fort Wayne, Indiana (the Joint Venture). As a result, the Company's investment in the Joint Venture increased from 33.3% to 66.7% and, accordingly, the results of operations of the Joint Venture are included in the Company's results of operations since the date of the transaction. Previously, the Company's interest was recorded as an investment on an equity basis. The total purchase price was $44,170,590 in cash, which was funded through the Company's credit facility. The excess of the aggregate purchase price over the $18,240,631 fair market value of net assets acquired was recorded as goodwill, which is expected to be fully deductible for tax purposes.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in March 2006. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed.

Current assets	$19,536,331
Property and equipment	5,653,108
Goodwill	25,929,959
Other assets	221,667

Assets acquired	51,341,065
Current liabilities	6,060,475
Long term debt	1,110,000

Liabilities assumed	7,170,475

Cash purchase price	$44,170,590

        In December 2006, the Company acquired the remaining 33.3% minority owned interest in an existing joint venture with facilities located in Indianapolis and Fort Wayne, Indiana for $12,944,573 in cash, which was funded through the Company's credit facility. The excess of the aggregate purchase price over the fair value of the net assets acquired of $6,329,939 was recorded as goodwill.

        In April 2006, the Company increased its equity investment in a joint venture that owns and operates aircraft for commercial charter. As a result of the increased investment, the Company has effective control of the venture. Accordingly, the results of operations of the joint venture are included in the Company's results of operations since the date of the transaction. Prior to the transaction, the Company's interest was recorded as an investment on an equity basis.

(3)    Accounts Receivable

        Accounts receivable consist principally of amounts due from sales to companies located throughout the United States in the following industries:

	September 30,
	2006	2005
Steel	$221,585,576	$210,153,703
Aluminum	52,875,813	41,520,296
Copper and brass	56,469,033	20,526,394
Other	855,415	889,775

	331,785,837	273,090,168
Allowance for uncollectible accounts	(2,002,812)	(804,812)

	$329,783,025	$272,285,356

        Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required. The allowance for doubtful accounts is based on the Company's best estimate of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on an analysis of specific customer circumstances and the Company's historical write-off experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(4)    Property and Equipment

        The cost and accumulated depreciation of property and equipment are as follows:

	September 30,
	2006	2005
Land and land improvements	$18,958,574	$17,193,091
Buildings and improvements	48,060,394	48,403,628
Machinery and equipment	167,406,518	169,879,278
Transportation equipment	57,378,303	41,067,697
Office equipment	12,950,943	13,375,511
Construction in progress	3,749,585	3,198,914

	308,504,317	293,118,119
Accumulated depreciation	(165,303,734)	(165,440,909)

	$143,200,583	$127,677,210

        In May 2006, the Company disposed of certain assets located in East Chicago, Indiana. The assets sold consisted primarily of heavy equipment, land, buildings, and inventory used in the business of recycling ferrous and non-ferrous metals. The sale proceeds exceeded the Company's cost basis, resulting in the recognition of an $11,310,000 gain.

(5)    Income Taxes

        The Company, with the consent of its stockholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code effective October 1, 2001. Under those provisions, except for certain taxable items that do not pass through, stockholders are taxed directly on the Company's income. In 2006, in addition to expense for state and local taxes of $1,940,000, the Company recorded a federal and state income tax provision of $5,070,000 associated with a built-in gain on the disposal of certain assets located in East Chicago, Indiana. In 2005 and 2004, the Company recorded expense for state and local taxes of $840,000 and $626,734, respectively.

(6)    Debt Arrangements

        Long-term debt consisted of the following:

	September 30,
	2006	2005
Bank credit agreement	$90,000,000	$66,000,000
Senior secured notes	55,000,000	55,000,000
Subordinated/other notes payable	17,202,655	4,194,663

	162,202,655	125,194,663
Less current portion	27,264,600	3,596,457

Total long-term debt	$134,938,055	$121,598,206

        The Bank Credit Agreement provides for up to $170,000,000 in revolving loans, due December 2008, with the option upon acceptance by the banks, to extend for up to two additional one-year periods. The Bank Credit Agreement is collateralized by substantially all the assets of the Company and the guarantee of its subsidiaries, subject to a collateral sharing agreement.

        Interest is payable monthly on amounts borrowed under the Bank Credit Agreement based on, at the election of the Company, the prime rate or Eurodollar rate plus a percentage, based on a leverage ratio as defined. The percentage ranges from 0.00% to 0.50% for prime rate borrowings and 0.75% to 1.75% on Eurodollar rate loans. The weighted-average interest rate of these borrowings at September 30, 2006 was 6.78%.

        Under the Bank Credit Agreement, the Company can have standby letters of credit for up to $30,000,000 in the aggregate. At September 30, 2006, the Company had letters of credit outstanding of $2,800,000.

        The terms of the Bank Credit Agreement require the Company to, among other things, maintain a certain level of consolidated net worth, as defined, and meet minimum coverage and maximum leverage ratio requirements. The Bank Credit Agreement also has restrictive covenants limiting cash dividends, repurchase of stock, additional investments and acquisitions, additional debt, sale of assets, liens and encumbrances, transaction with affiliates, and annual rental expense.

        The Bank Credit Agreement provides for a commitment fee of 0.175% to 0.300% based on a defined leverage ratio and the average daily unused portion of the revolving credit facility, less outstanding letters of credit.

        The Company has $55,000,000 of Senior Secured Notes due September 2009 under a Note Purchase Agreement. Interest on the notes is due quarterly at 6.75%. The notes require principal payments of $18,333,333 in each of September 2007, 2008, and 2009, and are collateralized by substantially all the assets of the Company and the guarantee of its subsidiaries, subject to a collateral sharing agreement.

        The terms of the Note Purchase Agreement require the Company to, among other things, maintain a certain level of consolidated net worth, as defined, and meet minimum coverage and maximum leverage ratio requirements. The Note Purchase Agreement also has restrictive covenants limiting disposition of stock, additional investments and acquisitions, priority debt, sale of assets, liens and encumbrances, indebtedness of subsidiaries, and transactions with affiliates.

        The lenders under the Bank Credit Agreement and the Note Purchase Agreement, along with the Company, have entered into a collateral sharing agreement dated September 24, 2002.

        As of September 30, 2006, the Company has guaranteed $2,854,167 of indebtedness of two of its joint ventures. The leverage ratios as defined in the Note Purchase and Bank Credit Agreements include the guarantees.

        Included in subordinated and other notes payable as of September 30, 2006 is a $7,106,743 note due November 2012. Interest on the note is due monthly at the 1-month commercial paper rate plus a defined percentage. The interest rate at September 30, 2006 was 7.3%. The note requires minimum monthly payments of $59,918 with additional quarterly principal payments sufficient to amortize the unpaid principal over the balance of the note term. The note is collateralized by certain assets of the Company.

        Included in subordinated and other notes payable as of September 30, 2006 is a $6,772,500 note due June 2007. Interest on the note is due monthly at the lenders prime rate plus a defined percentage. The interest rate at September 30, 2006 was 7.75%. The note requires monthly principal payments of $35,833 with the remaining principal balance due at maturity. The note is collateralized by certain assets of the Company.

        Subsequent to September 30, 2006, the Company refinanced and consolidated the two notes payables of $7,106,743 and $6,772,500 due November 2012 and June 2007, respectively, into a single notes payable due October 2011. Interest on the note is due monthly at LIBOR plus a defined increment. The note requires monthly principal payments of $77,373 and is collateralized by certain assets of the Company. The interest rate at January 15, 2007 was 6.85%.

        The Company has other notes payables of $3,323,412 as of September 30, 2006. The weighted-average interest rate on the notes was 5.57% as of September 30, 2006.

        Included in payables to employees and affiliates is $16,837,881 of notes payable to certain stockholders, due on demand. Interest on the notes are payable monthly at the prime rate as defined. The interest rate at September 30, 2006 was 8.25%.

        The Company follows the policy of capitalizing interest as a component of the cost of property and equipment constructed for its own use. In 2006, 2005 and 2004, total interest expense incurred was $11,467,320, $9,314,606, and $6,836,416, respectively, all of which was charged to interest expense.

        Aggregate maturities of long-term debt by year are as follows:

2007	$27,264,600
2008	19,518,829
2009	109,479,146
2010	726,329
2011	568,217
Thereafter	4,645,534

$162,202,655

(7)    Stockholders' Equity

        In May 2006, the Company purchased and placed into treasury 421,586 shares of common stock for $10,000,020.

        In August 2006, pursuant to an Amendment of the Articles of Incorporation (the Amendment), the Board of Directors authorized the following:

  •
  The Company increased the number of authorized shares of common stock to 30,000,000, consisting of 3,000,000 shares of voting common stock and 27,000,000 shares of non-voting common stock. All shares have no par value.

  •
  The Company declared a one-for-forty-five reverse stock split, in which the stockholders were issued one share of voting common stock in exchange for each forty-five shares of outstanding voting common stock.

  •
  The Company declared and issued a stock dividend of nine shares of non-voting common stock for each share of voting common stock held by the stockholders.

  •
  The Company resolved to cancel all shares of common stock in existence prior to the Amendment, including 7,743,812 shares held in treasury.

        Subsequent to the Amendment, the Company has 271,743 shares of issued and outstanding voting common stock and 2,445,687 shares of issued and outstanding non-voting common stock. The equity adjustments, which had a cumulative net effect of zero, were a $3,769,018 increase in common stock, $6,282,278 decrease in additional paid in capital, $18,476,446 decrease in retained earnings and a $20,989,706 decrease in treasury stock.

(8)    Pension and Profit-Sharing Plans

        The Company's employees, who are not covered by a collectively bargained, multi-employer pension plan discussed in the following paragraph, are eligible for the Company's profit-sharing plan.

The Company may contribute amounts at the discretion of management. The expense related to the profit-sharing plan was $1,982,000, $1,500,000, and $1,500,000 for the years ended September 30, 2006, 2005, and 2004, respectively.

        Certain employees are covered by union sponsored, collectively bargained, multi-employer pension plans. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts based generally on fixed amounts per hours worked. In 2006, the Company effected a complete withdrawal from a multi-employer pension plan. In accordance with Federal legislation, the pension fund assessed the Company a $1,300,000 withdrawal liability due in equal quarterly payments over 7 1/2 years. The $1,300,000 liability is recorded on the consolidated balance sheet as of September 30, 2006 in other accrued expenses. Information from the administrators of other plans is not readily available to permit the Company to determine its share, if any, of unfunded vested benefits or accumulated plan benefits. The Company is not aware of any event which would result in a material withdrawal liability to the Company associated with any other multi-employer pension plan. Total contributions made under all multi-employer pension plans were $1,000,000, $1,014,000, and $852,000 for the years ended September 30, 2006, 2005 and 2004, respectively.

(9)    Leases

        The Company leases the majority of its real estate from related parties. The Company paid approximately $2,048,000, $1,931,000, and $1,550,000 on these leases in 2006, 2005, and 2004, respectively, of which $1,689,000 in 2006, $1,457,000 in 2005, and $944,000 in 2004 were paid to related parties. The Company also leases certain of its operating and transportation equipment. Total lease expense under these operating leases was $5,743,000, $5,962,000, and $6,357,000 in 2006, 2005, and 2004, respectively.

        At September 30, 2006, future minimum payments for all noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

2007	$7,856,000
2008	5,685,000
2009	4,502,000
2010	3,193,000
2011	2,164,000

(10)    Transactions with an Affiliate

        In 2006, 2005, 2004, the Company purchased ferrous and non-ferrous scrap from CRG of $115,382,000, $109,576,000, and $26,165,000, respectively. At September 30, 2006 and 2005, the Company had accounts payable amounts with CRG of $3,822,000 and $2,362,000, respectively.

(11)    Litigation and Contingencies

        The Company is involved in routine business litigation, principally relating to bankruptcy preference claims and being named as a "potentially responsible party" in connection with the clean-up of certain former waste sites. The Company recorded expenses of $500,000, $779,000, and $688,000 in 2006, 2005, and 2004, respectively, for settlement of litigation matters, without regard to potential rights of recovery for contribution, indemnity, or under insurance policies. Total liabilities accrued in the consolidated balance sheets for these matters were $1,246,000 and $2,239,000 at September 30, 2006 and 2005, respectively.

OmniSource Corporation

Consolidated Balance Sheet

Unaudited June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$10,596,993
Notes receivable:	1,078,350
Accounts receivable
Trade—net	342,934,093
Affiliates	2,410,939
Inventories	141,556,452
Spare parts, supplies, and other	26,265,492

Total current assets	524,842,319
Investments	42,270,931
Notes receivable	541,186
Goodwill	79,930,677
Other assets	6,232,975
Property and equipment—net	165,998,199

$819,816,287

See accompanying notes to consolidated financial statements.

OmniSource Corporation

Consolidated Balance Sheet

Unaudited June 30, 2007
Liabilities and stockholders' equity
Current liabilities
Accounts payable:
Trade	$223,305,448
Affiliates	7,539,228
Payable to employees and affiliates	25,354,299
Accrued expenses:
Compensation and benefits	26,700,810
Other	15,782,988
Current portion of long-term debt	19,734,491

Total current liabilities	318,417,264
Noncurrent liabilities
Long-term debt, less current portion	184,197,306
Other	3,543,721

Total noncurrent liabilities	187,741,027
Stockholders' equity:
Common stock	3,968,740
Retained earnings	309,689,256

Total stockholders' equity	313,657,996

$819,816,287

See accompanying notes to consolidated financial statements.

OmniSource Corporation

Consolidated Statements of Income

	Unaudited 9 Months Ended June 30,
	2007	2006
Revenues	$1,793,661,871	$1,632,382,926
Expenses:
Material	1,530,135,669	1,377,116,261
Operating	121,143,013	112,712,581
Selling, general, and administrative	67,452,371	67,607,310
Gain on disposal of property and equipment	(632,784)	(11,843,632)

	1,718,098,269	1,545,592,520

Operating income	75,563,602	86,790,406
Other income (expense):
Earnings from investments	11,446,539	13,451,911
Gain on disposition of investments	213,570
Minority interest	(732,172)	(1,405,778)
Interest expense—net	(10,324,235)	(7,740,326)

	603,702	4,305,807

Income before income taxes	76,167,304	91,096,213
Provision for income taxes	1,516,500	5,787,500

Net income	$74,650,804	$85,308,713

See accompanying notes to consolidated financial statements.

OmniSource Corporation

Consolidated Statements of Cash Flows

	Unaudited 9 Months Ended June 30,
	2007	2006
Operating activities
Net income	$74,650,804	$85,308,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,323,955	17,346,453
Amortization of debt issuance costs	285,658	325,040
Provision (credit) for losses on accounts and notes receivable	(1,255,236)	365,982
Earnings from investments	(11,446,539)	(13,451,911)
Cash distributions received from investments	11,247,615	7,361,999
Gain on disposal of property and equipment	(632,784)	(11,843,632)
Minority interest in net income of consolidated subsidiaries	732,172	1,405,778
Increase in cash value of life insurance—net	(63,893)	(87,472)
Changes in operating assets and liabilities:
Accounts receivable	(14,459,589)	(47,482,474)
Inventories	(21,958,108)	(70,972,528)
Other assets	(5,488,372)	(5,714,486)
Accounts payable	14,100,282	48,182,780
Accrued expenses and other noncurrent liabilities	(11,296,040)	6,520,875

Net cash provided by operating activities	54,739,925	17,265,117
Investing activities
Acquisitions—net of cash acquired	(46,348,011)	(43,860,190)
Purchases of land, buildings, and equipment	(28,380,289)	(17,930,729)
Proceeds from disposal of property and equipment	1,990,264	29,366,294
Purchases of investments	(1,021,350)	(1,098,500)
(Loans made) payments received on notes receivable—net	(131,142)	184,634

Net cash used in investing activities	(73,890,528)	(33,338,491)
Financing activities
Net proceeds from revolving line of credit	45,000,000	36,195,608
Proceeds from long term debt	47,929	—
Principal payments on long term debt	(3,318,787)	(2,153,326)
Net proceeds from payables to employees and affiliates	4,020,301	3,871,916
Change in checks not presented	19,216,581	23,209,052
Dividend payments to stockholders	(47,971,515)	(31,622,479)
Purchase of treasury stock	—	(10,000,020)

Net cash provided by financing activities	16,994,509	19,500,751

Increase (decrease) in cash and cash equivalents	(2,156,094)	3,427,377
Cash and cash equivalents at beginning of year	12,753,087	6,340,968

Cash and cash equivalents at end of year	$10,596,993	$9,768,345

See accompanying notes to consolidated financial statements.

OMNISOURCE CORPORATION

Notes to Consolidated Financial Statements

June 30, 2007
(Unaudited)

(1)   Significant Accounting Policies

  Principles of Consolidation

        The accompanying unaudited consolidated financial statements include the accounts of OmniSource Corporation and its majority owned or controlled subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

        The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial statements. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments (all of a normal recurring nature), which are necessary for a fair presentation of the financial condition and results of operations for these periods. The results of operations for the interim periods are not necessarily indicative of the results for a full year. These consolidated financial statements and notes thereto should be read in conjunction with the Company's audited financial statements for the fiscal year ended September 30, 2006.

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(2)   Business Combinations

        In December 2006, the Company acquired certain assets of a scrap operation in Kokomo and Tipton, Indiana. The assets purchased consisted primarily of heavy equipment, land, buildings and inventory used in the business of recycling ferrous and non-ferrous metals. Results of operations of the acquisition are included in the Company's results of operations since the date of acquisition. The total purchase price was $31,915,000 in cash, which was funded through the Company's credit facility. The excess of the aggregate purchase price over the $17,403,475 fair market value of net assets was recorded as goodwill, which is expected to be fully deductible for tax purposes.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in December 2006. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed.

Current assets	$1,685,053
Property and equipment	15,618,422
Goodwill	14,511,525
Other assets	100,000

Assets acquired	31,915,000

Liabilities assumed	—

Cash purchase price	$31,915,000

        In December 2006, the Company acquired the remaining 33.3% minority owned interest in an existing joint venture with facilities located in Indianapolis and Fort Wayne, Indiana for $12,944,573 in cash, which was funded through the Company's credit facility. The excess of the aggregate purchase price over the fair value of the net assets acquired of $6,329,939 was recorded as goodwill.

        The following table summarizes the activity in goodwill for the nine months ended June 30, 2007:

Goodwill at October 1, 2006	$57,730,785
Acquisitions	20,841,464
Change to purchase price allocation	1,358,458

Goodwill at June 30, 2007	$79,930,677

(3)   Debt Arrangements

        Long-term debt consisted of the following:

June 30, 2007
Bank credit agreement	$135,000,000
Senior secured notes	55,000,000
Subordinated/other notes payable	13,931,797

203,931,797
Less current portion	19,734,491

Total long-term debt	$184,197,306

        The Bank Credit Agreement provides for up to $270,000,000 in revolving loans, due February 2012, with the option, upon acceptance by the banks, to extend for up to two additional one-year periods. The Bank Credit Agreement is collateralized by substantially all the assets of the Company and the guarantee of its subsidiaries, subject to a collateral sharing agreement.

        Interest is payable monthly on amounts borrowed under the Bank Credit Agreement based on, at the election of the Company, the prime rate or Eurodollar rate plus a percentage, based on a defined leverage ratio. The percentage ranges from 0.00% to 0.50% for prime rate borrowings and 0.45% to 1.125% on Eurodollar rate loans. The weighted-average interest rate of these borrowings at June 30, 2007 was 5.87%.

        Under the Bank Credit Agreement, the Company can have standby letters of credit for up to $30,000,000 in the aggregate. At June 30, 2007, the Company had letters of credit outstanding of $2,600,000.

        The terms of the Bank Credit Agreement require the Company to, among other things, maintain a certain level of consolidated net worth, as defined, and meet minimum coverage and maximum leverage ratio requirements. The Bank Credit Agreement also has restrictive covenants limiting cash dividends, repurchase of stock, additional investments and acquisitions, additional debt, sale of assets, liens and encumbrances, transaction with affiliates, and annual rental expense.

        The Bank Credit Agreement provides for a commitment fee of 0.09% to 0.20% based on a defined leverage ratio and the average daily unused portion of the revolving credit facility, less outstanding letters of credit.

        The Senior Secured Notes are due September 2009 under a Note Purchase Agreement. Interest on the notes is due semiannually at 6.75%. The notes require principal payments of $18,333,333 in September 2007, 2008, and 2009, and are collateralized by substantially all the assets of the Company and the guarantee of its subsidiaries, subject to a collateral sharing agreement.

        The terms of the Note Purchase Agreement require the Company to, among other things, maintain a certain level of consolidated net worth, as defined, and meet minimum coverage and maximum leverage ratio requirements. The Note Purchase Agreement also has restrictive covenants limiting disposition of stock, additional investments and acquisitions, priority debt, sale of assets, liens and encumbrances, indebtedness of subsidiaries, and transactions with affiliates.

        The lenders under the Bank Credit Agreement and the Note Purchase Agreement, along with the Company, have entered into a collateral sharing agreement dated September 24, 2002.

        As of June 30, 2007, the Company has guaranteed $2,666,667 of indebtedness of two of its joint ventures. The leverage ratios as defined in the Note Purchase and Bank Credit Agreements include the guarantees.

        Included in subordinated and other notes payable as of June 30, 2007 are notes of $13,308,187 due October 2011. Interest on the notes is due monthly at LIBOR plus a defined percentage. The interest rate at June 30, 2007 was 6.45%. The notes require minimum monthly principal payments of $77,373 with a final principal payment of $9,362,155 due in October 2011. The notes are collateralized by certain assets of the Company.

        The Company has other notes payables of $623,610 as of June 30, 2007. The weighted-average interest rate on the notes was 2.51% as of June 30, 2007.

        Included in payables to employees and affiliates is $21,452,365 of notes payable to certain stockholders, due on demand. Interest on the notes are payable monthly at the prime rate as defined. The interest rate at June 30, 2007 was 8.25%.

        The Company follows the policy of capitalizing interest as a component of the cost of property and equipment constructed for its own use. For the nine months ended June 30, 2007 and 2006, total interest expense incurred was $10,813,994 and $7,923,430, respectively, all of which was charged to interest expense.

        Aggregate maturities of long-term debt by year are as follows:

2008	$19,734,491
2009	19,312,121
2010	19,312,122
2011	978,789
2012	144,594,274
Thereafter	—

$203,931,797

(4)   Leases

        The Company leases the majority of its real estate from related parties. The Company paid approximately $2,052,000 and $1,494,000, on these leases for the nine months ended 2007 and 2006, respectively, of which $1,585,000 in 2007, $1,377,000 in 2006 were paid to related parties. The Company also leases certain of its operating and transportation equipment. Total lease expense under these operating leases was $5,894,000 and $4,164,000 for the nine months ended June 2007 and 2006, respectively.

(5)   Transactions with an Affiliate

        For the nine months ended June 30, 2007 and 2006, the Company purchased ferrous and nonferrous scrap from Carolinas Recycling Group (CRG) of $105,384,000, and $84,146,000, respectively. At June 30, 2007, the Company had accounts payable amounts with CRG of $4,300,000. The Company has an equity investment in CRG.

(6)   Litigation and Contingencies

        The Company is involved in routine business litigation, principally relating to bankruptcy preference claims and being named as a "potentially responsible party" in connection with the clean-up of certain former waste sites. The Company recorded no material expense for the nine months ended June 30, 2007 and 2006 for settlement of litigation matters. Total liabilities accrued in the consolidated balance sheets for these matters were $1,326,000 at June 30, 2007.

QuickLinks

  Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Auditors
OmniSource Corporation Consolidated Balance Sheets
OmniSource Corporation Consolidated Balance Sheets
OmniSource Corporation Consolidated Statements of Income
OmniSource Corporation Consolidated Statements of Cash Flows
OMNISOURCE CORPORATION Notes to Consolidated Financial Statements September 30, 2006, 2005 and 2004
OmniSource Corporation Consolidated Balance Sheet
OmniSource Corporation Consolidated Balance Sheet
OmniSource Corporation Consolidated Statements of Income
OmniSource Corporation Consolidated Statements of Cash Flows
OMNISOURCE CORPORATION Notes to Consolidated Financial Statements June 30, 2007 (Unaudited)